Exhibit 99.6

[BANK OF AMERICA MERRILL LYNCH LETTERHEAD]

May 3, 2017

The Board of Directors
Allied World Assurance Company Holdings, AG
Gubelstrasse 24
Park Tower, 15th Floor
6300 Zug, Switzerland

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated December 18, 2016, to the Board of Directors of Allied World Assurance Company Holdings, AG (“Allied World”) as Annex B to, and to the reference thereto under the headings “Summary—Opinion of Allied World’s Financial Advisor,” “Background to and Reasons for the Transactions—Background to the Transactions,” “Background to and Reasons for the Transactions—Certain Allied World Prospective Financial Information,” “Background to and Reasons for the Transactions—Allied World’s Reasons for the Offer and the Merger; Recommendations of the Allied World Board of Directors,” and “Background to and Reasons for the Transactions—Opinion of Allied World’s Financial Advisor” in the prospectus relating to the proposed transaction involving Allied World and Fairfax Financial Holdings Limited (“Fairfax”), which prospectus forms a part of Amendment No. 2 to Fairfax’s Registration Statement on Form F-4 (File No. 333-216074) (the “Registration Statement”) to which this consent is filed as an exhibit.  In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED